EXHIBIT 99.1
                                                             ------------

Chevron Corporation
Public Affairs
P. O. Box 7753
San Francisco, CA 94120-7753
Phone 415 894 4246

News

                                     For Release at 6:00 AM PST
                                     January 25, 1999
                                     ----------------------------

                Chevron Reports 1998 Net Income of $1.976 Billion


o Fourth quarter 1998 net income of $431 million declined 51 percent, while operating earnings of $503 million were down 38 percent
o Net income of $1.976 billion for 1998 declined 39 percent, compared with 1997's record level of $3.256 billion
o Average U.S. crude oil realizations for 1998 declined 35 percent to $11.42 per barrel
o Average U.S. natural gas realizations for 1998 declined 17 percent to $2.02 per thousand cubic feet
o International liquids production increased for the ninth consecutive year up 7 percent during 1998 and 14 percent in the fourth quarter
o    Operating expenses for 1998 declined by $600 million
o Worldwide net oil and gas reserve additions exceeded production for the sixth consecutive year
o    Annual dividends increased for the eleventh consecutive year

   San Francisco, Jan. 25 - Chevron Corporation today reported 1998 preliminary net income of $1.976 billion ($3.01 per share - diluted), down 39 percent from 1997 net income of $3.256 billion ($4.95 per share - diluted). Net income for 1998 and 1997 included net benefits of $31 million and $76 million, respectively, from special items.
     For the fourth quarter 1998, net income of $431 million ($.66 per share - diluted) included net charges of $72 million from special items. Charges associated with asset write-downs; reserves for environmental remediation and a litigation issue; and last-in, first-out (LIFO) inventory adjustments were partially offset by favorable prior-year tax adjustments and a gain from an asset sale. Fourth quarter 1997 net income included net benefits from special items totaling $68 million.
     Excluding special items, operating earnings for 1998 were $1.945 billion ($2.96 per share), down 39 percent from operating earnings of $3.180 billion ($4.83 per share) in 1997. Fourth quarter 1998 operating earnings of $503 million ($.76 per share) decreased 38 percent.
     Foreign currency effects had a major impact on the company's earnings in 1998 and 1997. Foreign currency losses included in 1998 net income were $57 million, compared with gains of $246 million in 1997. For the fourth quarter of 1998, foreign currency losses were $81 million, compared with currency gains of $205 million in the 1997 fourth quarter. The most significant changes occurred in areas of operations for Caltex, a 50-percent owned affiliate. Also included in fourth quarter 1998 operating earnings were net benefits of about $115 million associated with the finalization of the year

1997 income tax returns. These benefits are primarily reflected in the results of the international exploration and production ($60 million), chemicals ($25 million) and corporate ($30 million) operations.

Earnings Summary                   Fourth Quarter                Year
----------------                 ------------------      --------------------
$ Millions                         1998        1997          1998        1997
                                 ------       ------     --------     -------
Operating Earnings                 $503         $807       $1,945      $3,180
Special Items                       (72)          68           31          76
                                 ------       ------      -------    --------
     Net Income                    $431         $875       $1,976      $3,256
                                 ======       ======      =======    ========


     Chairman and CEO Ken Derr said, "Our results for the fourth quarter and full year 1998 reflected very depressed crude oil, natural gas and commodity chemical prices. U.S. crude oil realizations fell 35 percent to $11.42 per barrel, the lowest yearly average in 12 years, while U.S. natural gas prices dropped 17 percent to $2.02 per thousand cubic feet. Chemical prices eroded through the year, resulting in a falloff in operating earnings for our chemicals business, especially in the second half of 1998."
     Derr added, "Our U.S. refining and marketing business posted strong profits for the second straight year on higher refined product sales volumes and lower operating expenses. Some of the major challenges faced by our U.S. refining and marketing business in 1998 included declining refined product margins and the shutdown of our Pascagoula, Mississippi, refinery for most of the fourth quarter for repairs of damages from Hurricane Georges." Derr said he believes the strong performance of the U.S. refining and marketing business will be sustained through increased sales volumes and additional operating efficiencies. He also noted that the international refining and marketing operations of Chevron's Caltex affiliate continued to suffer from the Asian economic downturn.
     "We have focused on developing our many excellent international exploration and production opportunities, which we believe will be our growth engine for the long-term," Derr continued. "Our international crude oil production increased, for the ninth consecutive year, by 7 percent to 782,000 barrels per day in 1998, mitigating some of the effects of the poor price environment. The 1998 production represents a 67 percent increase since 1989, the last year international production declined. We will maintain our investment strategy through these difficult times by continuing to develop international upstream projects and by minimizing capital spending by our international chemicals and downstream businesses."
     Derr commented, "These strategies taken together position Chevron for a strong rebound in profitability when the eventual improvement begins in crude oil and natural gas prices. Our employees continued to make significant strides in cost reductions during 1998. During this past year, operating expenses, excluding special items, declined by about $600 million, which included approximately $200 million from our exit from the U.K. refining and marketing business. Since 1991, we have removed about $2.4 billion from our operating cost structure, and we plan to realize additional cost savings of more than $500 million in 1999. To successfully weather the business conditions of low crude oil, natural gas and commodity chemicals prices, we have to continue to find ways to minimize the cost of operating our businesses, while selectively investing in areas that offer the greatest growth opportunities."
     Derr highlighted a number of significant 1998 operating and strategic events for the company. These included:

o Worldwide Liquids Production. Worldwide net liquids production increased by 3 percent (international production increased 7 percent) to 1.107 million barrels per day (BPD), reflecting increased production from operations in Kazakhstan, Indonesia, offshore eastern Canada and West Africa.
o Worldwide Reserves Replacement. Chevron's 1998 worldwide net proved barrels of oil and equivalent gas (OEG) reserves additions exceeded production for
     the  sixth   consecutive  year.  The  worldwide  net  proved  OEG  reserves
     replacement   was  about  109  percent  for  1998,   excluding   sales  and
     acquisitions.
o Caspian Sea Region. Total liquids production from the Tengiz field in 1998 averaged 188,000 BPD, an increase of 21 percent over 1997 average production of 155,000 BPD. Production in December 1998 averaged 218,000
     BPD.  Local  government   approvals  were  secured  in  December  1998  and
     construction will begin in 1999 on the Caspian Pipeline Consortium's pipeline that will deliver crude oil from the Tengiz Field in Kazakhstan to the Black Sea port of Novorossiysk.
o West Africa Exploration and Production. During 1998, Chevron made its third and fourth commercial discoveries in deepwater Angola Block 14, where first production is expected later in 1999. The four discoveries in Block 14 have an estimated 3 billion barrels of potential reserves. Production in Block 0 in Angola, in which Chevron has a 39 percent interest, reached a record 510,000 BPD in 1998. New production commenced during the year at the South Nemba and Lomba fields in Angola and from the Dibi, Ewan, Gbokoda and Opolo oil fields in Nigeria.
o Other International Exploration and Production. The company signed agreements to explore in Qatar and Bahrain during the first quarter of 1998. In the same quarter, production began at the Moran and Gobe fields in Papua New Guinea. New production commenced in August 1998 at the Britannia gas and condensate field in the U.K. North Sea. In December, Chevron announced it had executed a purchase agreement with Rutherford-Moran Oil Corporation, which owns a 46 percent interest in Block B8/32 in the Gulf of Thailand. While not yet finalized, this entry into Southeast Asia may lead to other attractive investments in the area.
o Deepwater Gulf of Mexico. Chevron acquired 66 additional deepwater tracts at federal lease sales during the year, furthering its intent to be a major participant in the development of the Gulf's deep waters.
     The company's deepwater inventory consisted of 428 tracts at year-end 1998. Construction and installation of production facilities at the company's first deepwater Gulf of Mexico operation, Genesis, neared completion. Chevron is the unit operator with a 57 percent working interest in Genesis and expects production to commence in February 1999. Another of the company's deepwater projects, Gemini, is expected to begin production later in 1999.

     Total revenues in 1998 were $30.6 billion, down 27 percent from $42.0 billion in 1997. Fourth quarter revenues of $7.3 billion were 29 percent lower than 1997 fourth quarter revenues of $10.3 billion. Revenues for the year declined on lower crude oil, natural gas and refined product prices. These factors were mitigated partially by increased U.S. refined product sales volumes. The company's exit from the U.K. refining and marketing business in the fourth quarter 1997 caused approximately 27 percent of the annual decrease and about 22 percent of the quarterly decrease in total revenues.


                           Exploration and Production
                           --------------------------

U.S. Exploration and Production
-------------------------------
$ Millions                       Fourth Quarter                    Year
                               -----------------            -----------------
                                1998         1997             1998       1997
                               -----        -----           ------      -----
Operating Earnings              $106         $268             $381      $ 972
Special Items                    (34)          (3)             (16)        29
                               -----        -----           ------     ------
         Net Income            $  72         $265             $365     $1,001
                               =====        =====           ======     ======


     U.S. exploration and production operating earnings declined for the year and fourth quarter, mainly due to lower crude oil and natural gas production and sales realizations. Partially offsetting the earnings declines in both periods were lower operating and exploration expenses. Operating earnings in the fourth quarter 1998 also benefited by approximately $30 million, primarily from aggregate net gains from a number of property sales.
     For the year, the company's average crude oil realization of $11.42 per barrel was $6.26, or 35 percent, lower than the $17.68 averaged for 1997. In the fourth quarter, average realizations were $10.45, down $6.81 or 39 percent from $17.26 per barrel in the prior-year quarter. Average natural gas prices decreased $.40 to $2.02 per thousand cubic feet (MCF) for the year and decreased $.78 to $1.99 per MCF in the fourth quarter, from comparable 1997 periods.
     Net liquids production for the year averaged 325,000 BPD, down from 343,000 BPD in 1997. Fourth quarter 1998 production averaged 306,000 BPD, down 37,000 BPD compared with the prior-year fourth quarter. Net natural gas production in 1998 averaged 1.739 billion cubic feet per day, down about 6 percent from 1997. For the 1998 fourth quarter, natural gas production averaged 1.661 billion cubic feet per day, down from 1.779 billion in the year-earlier quarter. The declines in liquids and natural gas production primarily reflect normal field declines, lost production from the September 1998 storms in the Gulf of Mexico and property sales.
     Special items in the fourth quarter 1998 included charges for asset write-downs and other charges associated with the company's planned exit from offshore California upstream activities and a provision for litigation issues. These were partially offset by a net gain from a producing property sale and a benefit from reversals of certain environmental remediation reserves. Net income for the year also included a gain from the sale of an additional producing property earlier in the year.

International Exploration and Production
----------------------------------------
$ Millions                     Fourth Quarter                     Year
                             -----------------           ------------------
                              1998        1997            1998         1997
                             -----       -----           -----       ------
Operating Earnings            $209        $265            $717       $1,197
Special Items                   (7)         (4)            (10)          55
                             -----       -----           -----       ------
            Net Income        $202        $261            $707       $1,252
                             =====       =====           =====       ======

     International exploration and production earnings declined in 1998 as a result of depressed crude oil prices, although international production increased during the year and fourth quarter compared with the prior-year periods. For the year 1998, net liquids production increased 7 percent to 782,000

BPD. Fourth quarter 1998 liquids production was 849,000 BPD, up 14 percent, compared with the 1997 quarter. Operations in Kazakhstan, offshore eastern Canada, Indonesia, Angola and Congo were the principal sources of the annual and quarterly increases. Net natural gas production increased about 14 percent for the year to 654 million cubic feet (MMCF) per day in 1998 and about 37 percent to 774 MMCF per day in the 1998 fourth quarter. Net natural gas production increases for the year and quarter occurred in the United Kingdom, due to the August 1998 start-up of production at the Britannia field, as well as in Indonesia and Nigeria. Partially offsetting these increases were production declines in western Canada.
     For the ninth consecutive year, net production and proved reserves increased, reflecting the company's success in growing its international upstream operations. In 1998, the company estimated it replaced 149 percent of its international oil and gas production through additions to proved reserves. Further production increases are expected in 1999 as new developments come on-stream in West Africa and from production increases at the Tengiz field in Kazakhstan.
     Special items for the 1998 fourth quarter income included charges for asset write-downs and from LIFO valuation losses, partially offset by favorable prior-year tax adjustments. For the year, net income also included a special charge for the deferred tax effects from the exchange of international exploration and production properties and additional favorable prior-year tax adjustments. Included in these prior-year tax adjustments is a favorable cumulative effect of $32 million from the change in accounting for Canadian deferred income taxes, effective January 1, 1998. The company restated first quarter 1998 earnings for the cumulative effect of this change.
     Earnings for the year 1998 included net foreign currency gains of $29 million, compared with gains of $77 million for the year 1997. Earnings for the fourth quarter 1998 included foreign currency losses of $2 million, compared with gains of $43 million for the 1997 period. These items primarily reflected currency rate swings of the U.S. dollar relative to the Australian dollar.

                     Refining, Marketing and Transportation
                     --------------------------------------
U.S. Refining, Marketing and Transportation
-------------------------------------------
$ Millions                       Fourth Quarter                    Year
                               ------------------           ------------------
                                1998         1997            1998         1997
                               -----        -----           -----        -----
Operating Earnings              $162         $174            $633         $662
Special Items                    (48)         (18)            (61)         (61)
                               -----        -----           -----        -----
             Net Income         $114         $156            $572         $601
                               =====        =====           =====        =====

     Operating earnings for U.S. refining, marketing and transportation in 1998 declined slightly after a strong year in 1997. Declines in refined product margins and the effects on earnings of Hurricane Georges were partially offset by decreases in operating expenses and increases in refined products sales volumes.
     Refined product sales volumes increased by 4 percent to 1,243,000 BPD in 1998; fourth quarter 1998 volumes also increased by 4 percent to 1,212,000 BPD. Most of the increases in the 1998 periods reflected higher gasoline sales volumes, including branded gasoline sales, which were up 7 percent and 5 percent for the quarter and full year, respectively.
     For 1998, U.S. refined product sales realizations declined $6.56, or 23 percent, to $22.37 per barrel. Fourth quarter realizations declined about 25 percent compared with the 1997 quarter.

     Fourth quarter 1998 net income included special charges arising from the write-down for transportation facilities related to the company's planned exit from offshore California production operations and provisions for environmental remediations. Special items for the year 1998 included additional provisions for environmental remediation.

International Refining, Marketing, and Transportation
-----------------------------------------------------
$ Millions                             Fourth Quarter               Year
                                    -----------------       -----------------
                                     1998        1997         1998       1997
                                    -----       -----        -----      -----
Operating (Losses) Earnings         $ (91)       $133         $123       $367
Special Items                         (27)          6          (95)       (69)
                                    -----       -----        -----      -----
            Net (Loss) Income       $(118)       $139        $  28       $298
                                    =====       =====        =====      =====


     International refining, marketing and transportation operational earnings decreased significantly for the fourth quarter and year 1998 relative to the comparable 1997 periods. Operational earnings included foreign currency losses of $80 million and $82 million for the year 1998 and fourth quarter 1998, respectively. The comparable 1997 periods included foreign currency gains of $169 million and $166 million, respectively. Operating earnings in the fourth quarter also included a charge of about $40 million for Caltex inventory adjustments.
       Operating  results for Caltex  included  foreign  currency  losses of $79 million for the year and $78 million for the quarter, compared with foreign currency gains of $177 million and $158 million for the respective 1997 periods. The most significant changes occurred in operations of Caltex's Korean and Japanese affiliates. Caltex's operating earnings improved slightly for the year 1998 over 1997, due to stronger earnings in Korea, while operating earnings in the fourth quarter of both years were about the same. This comparison excludes the effects of foreign currency gains or losses in both years and higher aggregate charges in 1997 for inventory adjustments and provisions for uncollectible accounts receivable in Asia.
     During the fourth quarter 1997, the company withdrew from the U.K. refining and marketing business. Excluding the 1997 sales volumes from this discontinued business, refined product sales volumes for the year were essentially flat at 784,000 BPD. For the fourth quarter 1998, sales volumes declined by 6 percent to 765,000 BPD compared with sales for the same period in 1997. Declines in international trading and Canadian refined products sales volumes were partially offset by increases from Caltex's operations.
     Earnings for international refining, marketing and transportation in the fourth quarter 1998 included special charges from last-in, first-out (LIFO) inventory adjustments, mostly from Caltex operations, and for an environmental remediation reserve. For the year 1998, earnings included special charges for the company's share of Caltex's costs of restructuring its management and administrative functions and the associated relocation to Singapore. In addition, net income included a charge of $25 million from Caltex's adoption, effective January 1, 1998, of a new accounting standard -- SOP 98-5, "Reporting on the Costs of Start-up Activities." The company restated first quarter 1998 earnings for the effect of the implementation of this new accounting standard.

                                    Chemicals
                                    ---------

Chemicals                          Fourth Quarter                  Year
---------                        ----------------           ----------------
$ Millions                        1998       1997            1998       1997
                                 -----      -----           -----      -----
Operating Earnings                $ 22      $  41            $151       $224
Special Items                      (24)        22             (29)         4
                                 -----      -----           -----      -----
             Net (Loss) Income    $ (2)     $  63            $122       $228
                                 =====      =====           =====      =====

     Operating earnings for the year 1998 declined compared with 1997, as product margins continued to decline from price decreases in response to industry over-capacity and the effects on demand from the Asian economic crisis. Lower earnings from equity affiliates, primarily as a result of a sale of an equity investment in the fourth quarter 1997, also contributed to the decline in earnings.
     Fourth quarter 1998 net income included special charges for asset write-offs and an unfavorable LIFO inventory adjustment. Special items for the year also included an environmental remediation provision.

                                    All Other
                                    ---------
All Other                           Fourth Quarter                Year
---------                           ---------------          ----------------
$ Millions                           1998     1997            1998       1997
                                    -----    -----           -----      -----
Operating Earnings (Losses)         $  95     $(74)           $(60)     $(242)
Special Items                          68       65             242        118
                                    -----    -----           -----      -----
            Net Income (Loss)        $163     $ (9)           $182      $(124)
                                    =====    =====           =====      =====

     Excluding special items, 1998 net charges for All Other declined to $60 million compared with net charges of $242 million in 1997. For the fourth quarter 1998, All Other provided a net benefit of $95 million, compared with net charges of $74 million in the fourth quarter 1997.
     Operating earnings from the company's coal operations increased by $36 million and $31 million for the year 1998 and fourth quarter 1998 to $77 million and $39 million, respectively. Sales volumes improved at most of the company's mines. In addition, favorable adjustments of about $20 million, primarily to depreciation expense and reserves for certain claims, occurred during the fourth quarter of 1998. The company expects to reach an agreement on the sale of its coal business during early 1999.
     Included in the fourth quarter 1998 operating earnings for the balance of All Other were net benefits totaling approximately $80 million, consisting mainly of tax-related credits connected with the utilization of capital loss benefits, various other tax-related adjustments, and the receipt of proceeds from favorable insurance settlements, partially offset by higher interest expenses and lower interest income.
     Special items for the fourth quarter 1998 included a favorable prior-year tax adjustment, partially offset by an environmental remediation provision. For the year, additional prior-year tax adjustments and the proceeds from several insurance settlements related to environmental cost recovery claims were partially offset by charges related to the outsourcing of the company's mainframe computer and telecommunications operations and the write-off of certain desktop computer equipment.

                      Capital and Exploratory Expenditures
                      ------------------------------------
     Capital and exploratory expenditures, including the company's share of affiliates' expenditures, were $5.314 billion for the year 1998, compared with $5.541 billion spent in 1997. Fourth quarter expenditures were $1.499 billion and $1.740 billion in 1998 and 1997, respectively. In 1998, exploration and production spending totaled $3.262 billion, of which 60 percent was spent in international areas.
     The company recently announced its 1999 capital and exploratory budget of $5.1 billion, $200 million lower than 1998 expenditures. Approximately $3.7 billion of this funding will relate to key exploration and production growth projects, with approximately $2.6 billion earmarked for international upstream areas.


       Cautionary Statement Relevant to Forward-Looking Information for the Purpose of "Safe Harbor" Provisions of the Private
                Securities Litigation Reform Act of 1995.

Some of the items discussed in this earnings release are forward-looking statements relating to Chevron's operations that are based on management's current expectations, estimates and projections about the petroleum, chemical and other industries, in which the company operates. The statements included in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. These include potential changes in crude oil, natural gas and other commodity prices and potential delays or other changes in work and repairs schedule. Actual results could differ materially from management's estimates.

********************************************************************************
Note to the reader: Net income for 1998 and special items reported for 1998 included a net benefit of $7 million from the cumulative effects from the implementation of accounting changes, effective January 1, 1998. The company restated its first quarter 1998 earnings to reflect these changes. Page 3 of the attached schedules provides preliminary restated income statements and earnings by segments for the year-to-date periods ending March 31, 1998, June 30, 1998 and September 30, 1998.

# # #

1/25/99


                                      CHEVRON CORPORATION - FINANCIAL REVIEW                                   -1-
                                  (MILLIONS OF DOLLARS EXCEPT PER-SHARE AMOUNTS)


CONSOLIDATED STATEMENT OF INCOME
                 (unaudited)                                                                            Year Ended
                                                                     Fourth Quarter                    December 31,
                                                           --------------------------------------------------------
REVENUES:                                                       1998           1997          1998 (2)         1997
                                                           ----------    -----------       ----------    ----------
    Sales and Other Operating Revenues (1)               $     7,177   $      9,712      $    29,956   $    40,583
    Income from Equity Affiliates                                (66)           153              228           688
    Other Income                                                 184            390              386           679
                                                           ----------    -----------       ----------    ----------
                                                               7,295         10,255           30,570        41,950
                                                           ----------    -----------       ----------    ----------
COSTS AND OTHER DEDUCTIONS:
    Purchased Crude Oil and Products                           3,358          4,599           14,036        20,223
    Operating Expenses                                         1,160          1,303            4,834         5,280
    Selling and Administrative Expenses                          456            496            1,352         1,533
    Exploration Expenses                                         117            205              478           493
    Depreciation, Depletion and Amortization                     646            657            2,320         2,300
    Taxes Other Than on Income (1)                             1,128          1,512            4,424         6,307
    Interest and Debt Expense                                    109             85              405           312
                                                           ----------    -----------       ----------    ----------
                                                               6,974          8,857           27,849        36,448
                                                           ----------    -----------       ----------    ----------
INCOME BEFORE INCOME TAX EXPENSE                                 321          1,398            2,721         5,502
    Income Tax Expense                                          (110)           523              745         2,246
                                                           ----------    -----------       ----------    ----------
NET INCOME                                               $       431   $        875      $     1,976   $     3,256
                                                           ==========    ===========       ==========    ==========

PER-SHARE AMOUNTS
    Earnings - Basic                                     $       .66   $       1.33      $      3.02   $      4.97
    Earnings - Diluted                                   $       .66   $       1.33      $      3.01   $      4.95
    Dividends                                            $       .61   $        .58      $      2.44   $      2.28

Average Common Shares Outstanding (000's)
                  - Basic                                    654,076        658,249          654,858       656,306
                  - Diluted                                  656,237        660,826          657,076       658,403

NET INCOME BY MAJOR OPERATING AREA                                                                      Year Ended
                 (unaudited)                                         Fourth Quarter                    December 31,
                                                           --------------------------------------------------------
                                                                1998           1997             1998          1997
                                                           ----------    -----------       ----------    ----------
Exploration and Production
    United States                                          $      72     $      265        $     365     $   1,001
    International                                                202            261              707         1,252
                                                           ----------    -----------       ----------    ----------
      Total Exploration and Production                           274            526            1,072         2,253
                                                           ----------    -----------       ----------    ----------
Refining, Marketing and Transportation
    United States                                                114            156              572           601
    International                                               (118)           139               28           298
                                                           ----------    -----------       ----------    ----------
      Total Refining, Marketing and Transportation                (4)           295              600           899
                                                           ----------    -----------       ----------    ----------
Chemicals                                                         (2)            63              122           228
All Other (3) (4)                                                163             (9)             182          (124)
                                                           ----------    -----------       ----------    ----------
NET INCOME                                                 $     431     $      875        $   1,976     $   3,256
                                                           ==========    ===========       ==========    ==========

(1)  Includes consumer excise taxes                        $     956     $    1,326        $   3,769     $   5,574
(2)  See page 3 for  restatements of 1998 periods for the company's share of the cumulative effect of Caltex's implementation, effective January 1, 1998, of a new accounting  standard - SOP 98-5,  "Reporting on the Costs of Start-up
     Activities" and the cumulative effect from a change in the company's method of applying an accounting  principle  relating to Canadian  deferred income taxes, effective January 1, 1998.
(3)  Renamed in connection with the fourth quarter 1998  implementation  of SFAS
     131, "Disclosures about Segments of an Enterprise and Related Information".
(4)  "All Other"  includes  interest  expense,  interest  income on cash and marketable securities, corporate center costs, coal operations, real estate and insurance activities.

                                          CHEVRON CORPORATION - FINANCIAL REVIEW                            -2-
                                                    (MILLIONS OF DOLLARS)

                                                                                                             Year Ended
    SPECIAL ITEMS BY MAJOR OPERATING AREA                                Fourth Quarter                     December 31,
    -------------------------------------                       --------------------------------------------------------
                         (unaudited)                                1998           1997              1998 (1)      1997
                                                                ---------      ---------         ------------  ---------

    U. S. Exploration and Production                             $   (34)       $    (3)         $    (16)      $    29
    International Exploration and Production                          (7)            (4)              (10)           55
    U. S. Refining, Marketing and Transportation                     (48)           (18)              (61)          (61)
    International Refining, Marketing and Transportation             (27)             6               (95)          (69)
    Chemicals                                                        (24)            22               (29)            4
    All Other (2) (3)                                                 68             65               242           118
                                                                ---------      ---------         ---------     ---------
      Total Special Items                                        $   (72)       $    68          $     31       $    76
                                                                =========      =========         =========     =========

                                                                                                             Year Ended
    SUMMARY OF SPECIAL ITEMS                                             Fourth Quarter                     December 31,
    ------------------------                                    --------------------------------------------------------
                (unaudited)                                         1998           1997              1998          1997
                                                                ---------      ---------         ---------     ---------
    Asset Dispositions                                           $    29        $   156          $     (9)      $   183
    Asset Write-offs and Revaluations                                (91)           (78)             (159)          (86)
    Environmental Remediation Provisions                             (21)             -               (39)          (35)
    Prior-Year Tax Adjustments                                        81             54               271           152
    Restructurings & Reorganizations                                   -            (60)              (43)          (60)
    LIFO Inventory (Losses) Gains                                    (25)             5               (25)            5
    Other, Net                                                       (45)            (9)               35           (83)
                                                                ---------      ---------         ---------     ---------
      Total Special Items                                        $   (72)       $    68          $     31       $    76
                                                                =========      =========         =========     =========

    FOREIGN EXCHANGE GAINS (LOSSES)                              $   (81)       $   205          $    (57)      $   246
    -------------------------------

    EARNINGS BY MAJOR OPERATING AREA
           EXCLUDING SPECIAL ITEMS
    ---------------------------------------------------                                                      Year Ended
                (unaudited)                                              Fourth Quarter                     December 31,
                                                                --------------------------------------------------------
                                                                    1998           1997              1998          1997
                                                                ---------      ---------         ---------     ---------

    Exploration and Production
      United States                                              $   106        $   268          $    381       $   972
      International                                                  209            265               717         1,197
                                                                ---------      ---------         ---------     ---------
        Total Exploration and Production                             315            533             1,098         2,169
                                                                ---------      ---------         ---------     ---------
    Refining, Marketing and Transportation
      United States                                                  162            174               633           662
      International                                                  (91)           133               123           367
                                                                ---------      ---------         ---------     ---------
        Total Refining, Marketing and Transportation                  71            307               756         1,029
                                                                ---------      ---------         ---------     ---------
    Chemicals                                                         22             41               151           224
    All Other (2) (3)                                                 95            (74)              (60)         (242)
                                                                ---------      ---------         ---------     ---------
         Earnings Excluding Special Items                            503            807             1,945         3,180

    Special Items                                                    (72)            68                31            76
                                                                ---------      ---------         ---------     ---------
         Net Income                                              $   431        $   875          $  1,976       $ 3,256
                                                                =========      =========         =========     =========

      (1) See page 3 for restatements of 1998 periods for the company's share of the cumulative effect of Caltex's implementation, effective January 1, 1998, of a new accounting standard - SOP 98-5, "Reporting on the Costs of Start-up Activities" and the
              cumulative effect from a change  in  the  company's   method  of
              applying an accounting principle relating to Canadian deferred income taxes, effective January 1, 1998.

      (2) "All Other" includes interest expense, interest income on cash and marketable securities, corporate center costs, coal operations, real estate and insurance activities.

      (3) Renamed in connection with the fourth quarter 1998 implementation of SFAS 131, "Disclosures about Segments of an Enterprise and Related Information".

                                          CHEVRON CORPORATION - FINANCIAL REVIEW                                       -3-
                                               RESTATEMENT OF 1998 RESULTS
                                      (MILLIONS OF DOLLARS EXCEPT PER-SHARE AMOUNTS)


CONSOLIDATED STATEMENT OF INCOME
                 (unaudited)
                                                           Three Months Ended      Six Months Ended      Nine Months Ended
REVENUES:                                                       March 31,1998          June 30,1998      September 30,1998
                                                           -------------------     -----------------   --------------------
    Sales and Other Operating Revenues (1)                        $     7,464         $      15,218         $       22,779
    Income from Equity Affiliates (2)                                     126                   281                    294
    Other Income                                                           38                    98                    202
                                                               ---------------     -----------------     ------------------
                                                                        7,628                15,597                 23,275
                                                               ---------------     -----------------     ------------------
COSTS AND OTHER DEDUCTIONS:
    Purchased Crude Oil and Products                                    3,635                 7,184                 10,678
    Operating Expenses                                                  1,206                 2,561                  3,674
    Selling and Administrative Expenses                                   253                   529                    896
    Exploration Expenses                                                  101                   235                    361
    Depreciation, Depletion and Amortization                              554                 1,111                  1,674
    Taxes Other Than on Income (1)                                      1,011                 2,151                  3,296
    Interest and Debt Expense                                              94                   193                    296
                                                               ---------------     -----------------     ------------------
                                                                        6,854                13,964                 20,875
                                                               ---------------     -----------------     ------------------
INCOME BEFORE INCOME TAX EXPENSE                                          774                 1,633                  2,400
    Income Tax Expense (3)                                                267                   549                    855
                                                               ---------------     -----------------     ------------------
NET INCOME                                                        $       507         $       1,084         $        1,545
                                                               ===============     =================     ==================

PER-SHARE AMOUNTS
    Earnings - Basic                                              $       .78         $        1.66         $         2.36
    Earnings - Diluted                                            $       .77         $        1.65         $         2.35
    Dividends                                                     $       .61         $        1.22         $         1.83

Average Common Shares Outstanding (000's)
                  - Basic                                             654,871               655,167                655,122
                  - Diluted                                           657,128               657,503                657,359

NET INCOME BY MAJOR OPERATING AREA                (2) (3) (4)
----------------------------------
                 (unaudited)                               Three Months Ended      Six Months Ended      Nine Months Ended
                                                                March 31,1998          June 30,1998      September 30,1998
                                                           -------------------     -----------------   --------------------
Exploration and Production
    United States                                                 $       106         $         191         $          293
    International                                                         133                   344                    505
                                                               ---------------     -----------------     ------------------
      Total Exploration and Production                                    239                   535                    798
                                                               ---------------     -----------------     ------------------
Refining, Marketing and Transportation
    United States                                                          45                   270                    458
    International                                                          76                   192                    146
                                                               ---------------     -----------------     ------------------
      Total Refining, Marketing and Transportation                        121                   462                    604
                                                               ---------------     -----------------     ------------------
Chemicals                                                                  63                   110                    124
All Other (5)                                                              84                   (23)                    19
                                                               ---------------     -----------------     ------------------
NET INCOME                                                        $       507         $        1,084        $        1,545
                                                               ===============     =================     ==================

    (1)  Includes consumer excise taxes                           $       852         $        1,840        $        2,813
    (2)  Amounts have been restated for the company's share of the cumulative effect of Caltex's  implementation,  effective January 1, 1998, of a new  accounting  standard  - SOP  98-5,  "Reporting  on the Costs of
         Startup Activities."
    (3)  Amounts have been restated for the cumulative effect from the change in the company's method of applying an accounting principle relating to Canadian deferred income taxes, effective January 1, 1998.
    (4)  Renamed in connection with the fourth quarter 1998 implementation of
         SFAS 131, "Disclosures about Segments of an Enterprise and Related
         Information".
    (5)  "All Other" includes interest  expense,  interest income on cash and marketable securities, corporate center costs, coal operations, real estate and insurance activities.

                                               CHEVRON CORPORATION - FINANCIAL REVIEW                                  -4-

                                                                                                       Year Ended
CAPITAL AND EXPLORATORY EXPENDITURES (1)                         Fourth Quarter                       December 31,
------------------------------------
                                                      ------------------------------------------------------------
                        (millions of dollars)              1998            1997              1998            1997
                                                          -----           -----             -----           -----
United States
   Exploration and Production                           $   336         $   385          $  1,320        $  1,659
   Refining, Marketing and Transportation                   179             266               654             520
   Chemicals                                                115             120               385             470
   Other                                                     56              65               223             140
                                                      ----------      ----------        ----------      ----------
     Total United States                                    686             836             2,582           2,789
                                                      ----------      ----------        ----------      ----------

International
   Exploration and Production                               545             626             1,942           1,956
   Refining, Marketing and Transportation                   205             214               431             602
   Chemicals                                                 63              64               359             194
                                                      ----------      ----------        ----------      ----------
     Total International                                    813             904             2,732           2,752
                                                      ----------      ----------        ----------      ----------
     Worldwide                                          $ 1,499         $ 1,740          $  5,314        $  5,541
                                                      ==========      ==========        ==========      ==========

    OPERATING STATISTICS (1)
NET LIQUIDS PRODUCTION (MB/D):
   United States                                            306             343               325             343
   International                                            849             743               782             731
                                                      ----------      ----------        ----------      ----------
     Worldwide                                            1,155           1,086             1,107           1,074
                                                      ==========      ==========        ==========      ==========

NET NATURAL GAS PRODUCTION (MMCF/D):
   United States                                          1,661           1,779             1,739           1,849
   International                                            774             567               654             576
                                                      ----------      ----------        ----------      ----------
     Worldwide                                            2,435           2,346             2,393           2,425
                                                      ==========      ==========        ==========      ==========

SALES OF NATURAL GAS (2) (MMCF/D):
   United States                                          3,039           3,625             3,275           3,400
   International                                          1,588           1,397             1,476           1,209
                                                      ----------      ----------        ----------      ----------
     Worldwide                                            4,627           5,022             4,751           4,609
                                                      ==========      ==========        ==========      ==========

SALES OF NATURAL GAS LIQUIDS (2) (MB/D):
   United States                                            137             144               130             133
   International                                             36              80                52              69
                                                      ----------      ----------        ----------      ----------
     Worldwide                                              173             224               182             202
                                                      ==========      ==========        ==========      ==========

SALES OF REFINED PRODUCTS (MB/D):
   United States                                          1,212           1,164             1,243           1,193
   International                                            765             889               787             886
                                                      ----------      ----------        ----------      ----------
     Worldwide                                            1,977           2,053             2,030           2,079
                                                      ==========      ==========        ==========      ==========

REFINERY INPUT (MB/D):
   United States                                            697             933               869             933
   International                                            472             556               475             565
                                                      ----------      ----------        ----------      ----------
     Worldwide                                            1,169           1,489             1,344           1,498
                                                      ==========      ==========        ==========      ==========

CHEMICALS SALES & OTHER OPERATING
  REVENUES (millions of dollars) (3)
   United States                                        $   604         $   742          $  2,592        $  3,045
   International                                            200             155               635             588
                                                      ----------      ----------        ----------      ----------
     Worldwide                                          $   804         $   897          $  3,227        $  3,633
                                                      ==========      ==========        ==========      ==========

(1) Includes interest in affiliates.
(2) Restated to include affiliate's 1997 volumes.
(3) Includes sales to other Chevron companies.